Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Southwestern Energy Company of our report dated March 25, 2021, except for the effects of the change in the accounting for redeemable preferred units discussed in Note 3 to the consolidated financial statements, as to which the date is July 1, 2021, relating to the financial statements of Indigo Natural Resources LLC, which appears in Southwestern Energy Company’s Current Report on Form 8-K dated July 2, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 16, 2021